Stock Building Supply Announces 2014 Third Quarter Results
Net Income of $5.0 million; Adjusted EBITDA Increases 26.5% to $13.2 million
Raleigh, NC - October 28, 2014 - Stock Building Supply Holdings, Inc. (NASDAQ: STCK) (the “Company”), a large, diversified lumber and building materials distributor and solutions provider that sells primarily to new construction and remodeling contractors, today reported its financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Financial Highlights

•	Net sales of $354.1 million, up 7.8%, compared to $328.5 million in the prior year period

•	Operating income of $8.4 million, compared to operating loss of $2.9 million in the prior year period

•	Net income of $5.0 million, compared to net loss of $5.5 million in the prior year period

•	Adjusted income from continuing operations of $5.8 million, up 36.4%, compared to $4.2 million in the prior year period

•	Adjusted EBITDA of $13.2 million, up 26.5%, compared to $10.4 million in the prior year period

•	Cash provided by operating activities of $16.7 million, up 302.0%, compared to $4.2 million in the prior year period

Commenting on the Company’s results, Jeff Rea, President and Chief Executive Officer, stated, “In the third quarter, we reported year-over-year financial improvement, reflecting the continued execution of our core strategies designed to grow our business profitably. Our year-over-year sales volume growth of approximately 8% and gross profit growth of 12% in the third quarter continue to compare favorably to U.S. single-family housing starts, which increased less than 4% for the nine months ended September 30, 2014. We remain committed to our growth strategies and believe we are well positioned to accelerate profitability as the housing market continues to move toward more historical levels of activity.”

Jim Major, Executive Vice President and Chief Financial Officer, stated, “Our local sales and service professionals continued to drive operational improvements leading to enhanced financial performance. Gross margins increased by approximately 90 basis points in the third quarter compared to the prior year period, marking six consecutive quarters of year-over-year improvement. Third quarter Adjusted EBITDA improved approximately 27%, compared to the prior year period, resulting in pull-through of incremental sales dollars of nearly 11%. Cash provided by operating activities increased $12.5 million in the third quarter and $39.3 million for the nine months ended September 30, 2014, compared to the prior year periods, allowing us to accelerate capital investment in our growth strategy. We remain intensely focused on operating margin expansion, while capitalizing on opportunities to profitably gain share in our construction end-markets.”

Third Quarter 2014 Financial Results Compared to Prior Year Period
Net sales for the third quarter of 2014 totaled $354.1 million, up $25.6 million, or 7.8%, compared to $328.5 million in the third quarter of 2013. The Company estimates net sales increased approximately 8.0% related to sales volume, which was partially offset by reduced selling prices on commodity products.

Gross profit in the third quarter of 2014 was $84.4 million, up $9.0 million, or 12.0%, compared to $75.4 million in the third quarter of 2013, primarily as a result of increased sales volume. The gross margin percentage for the third quarter of 2014 increased approximately 90 basis points to 23.8% from 22.9% in the third quarter of 2013, primarily as a result of improved gross margins on sales of structural components and lumber and lumber sheet goods and increases in supplier consideration due to higher purchase volumes.

Selling, general and administrative expenses during the third quarter of 2014 were $73.7 million, up $6.8 million, or 10.1%, from $66.9 million in the third quarter of 2013. Variable costs associated with higher sales volume, such as sales commissions, shipping and handling costs and other variable compensation, increased by $1.7 million. Other salary, wage, benefit and taxation costs increased $4.2 million, primarily as a result of increases in self-insured health costs, stock compensation expense and selected headcount additions to serve higher sales volume and generate future growth opportunities.

Operating income in the third quarter of 2014 was $8.4 million, compared to operating loss of $2.9 million in the third quarter of 2013. Net income during the quarter totaled $5.0 million, or $0.19 per diluted share, compared to net loss of $5.5 million, or $(0.30) per diluted share, in the third quarter of 2013.

Adjusted EBITDA in the third quarter of 2014 totaled $13.2 million, up $2.8 million, compared to $10.4 million in the third quarter of 2013. Adjusted income from continuing operations for the third quarter of 2014 increased $1.6 million to $5.8 million, compared to adjusted income from continuing operations of $4.2 million in the third quarter of 2013. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided as an appendix to this release.

Liquidity and Capital Resources
Total liquidity as of September 30, 2014 was approximately $108.6 million, which includes cash and cash equivalents of $8.2 million and $100.4 million of borrowing availability under our revolving line of credit.

Capital expenditures during the third quarter of 2014 totaled approximately $8.0 million, primarily to fund purchases of delivery fleet, material handling equipment and technology investments.

Outlook
“While the U.S. housing market has been slower than anticipated so far in 2014, our service professionals have once again delivered solid operating result improvements,” stated Mr. Rea. “We anticipate a continued, gradual recovery in the housing market from today’s levels and remain focused on both near-term and longer-term value creation activities. Additionally, we are maintaining the pace of investment in our strategic service and growth initiatives which we expect will enhance the strength of our business moving forward.”

Conference Call
The Company will host a conference call on Tuesday, October 28, 2014 at 10:00 a.m. (Eastern Time) and will simultaneously broadcast it live over the Internet. The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 877-870-5176, or for international callers, 1-858-384-5517. The participant passcode for the live call and the replay is 13593043. The telephonic replay will be available until 11:59 pm (Eastern Time) on November 4, 2014. The live webcast and archived replay can also be accessed on the Company’s investor relations website at ir.stocksupply.com. The online archive of the webcast will be available for approximately 90 days.

About Stock Building Supply
Stock Building Supply operates in 21 metropolitan areas in 14 states primarily in the South and West regions of the United States (as defined by the U.S. Census Bureau). Today, we serve our customers from 68 strategically located facilities. We offer a broad range of products, including lumber and lumber sheet goods, millwork, doors, flooring, windows, structural components, engineered wood products, trusses, wall panels and other exterior products. Our customer base includes production homebuilders, custom homebuilders and remodeling contractors.

Non-GAAP Financial Measures
This press release presents EBITDA, Adjusted EBITDA and Adjusted income from continuing operations, which are non-GAAP financial measures within the meaning of applicable Securities and Exchange Commission (“SEC”) rules and regulations. For a reconciliation of EBITDA, Adjusted EBITDA and Adjusted income from continuing operations to the most comparable GAAP measure and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.”

Forward-Looking Statements
This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These risks include, but are not limited to, the following: (i) the state of the homebuilding industry and repair and remodeling activity; (ii) seasonality and cyclicality of the building products supply and services industry; (iii) competitive industry pressures and competitive pricing pressure from our customers; (iv) inflation or deflation of commodity prices; (v) litigation or claims relating to our products and services; (vi) our ability to maintain profitability; (vii) our ability to attract and retain key employees and (viii) product shortages and relationships with key suppliers. Further information regarding factors that could impact our financial and other results can be found in the Risk Factors section of our Annual Report on Form 10-K, filed with the SEC on March 4, 2014, and subsequent filings with the SEC. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect our actual performance and results and could cause actual results to differ materially from those expressed in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact
Stock Building Supply Holdings, Inc.
Mark Necaise
(919) 431-1021
or
Solebury Communications Group LLC
Richard Zubek
(919) 431-1133

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2014	2013	2014	2013
Net sales	$354,060	$328,468	$978,629	$891,847
Cost of goods sold	269,668	253,087	746,781	691,166
Gross profit	84,392	75,381	231,848	200,681
Selling, general and administrative expenses	73,665	66,931	211,878	188,458
Depreciation expense	1,681	1,456	4,790	4,716
Amortization expense	563	563	1,690	1,672
Impairment of assets held for sale	—	—	48	—
Public offering transaction-related costs	60	9,322	508	10,008
Restructuring expense	2	31	11	130
	75,971	78,303	218,925	204,984
Income (loss) from operations	8,421	(2,922)	12,923	(4,303)
Other income (expense)
Interest expense	(712)	(892)	(2,011)	(3,150)
Other income, net	197	200	610	596
Income (loss) from continuing operations before income taxes	7,906	(3,614)	11,522	(6,857)
Income tax expense	(2,972)	(1,989)	(4,417)	(1,076)
Income (loss) from continuing operations	4,934	(5,603)	7,105	(7,933)
Income from discontinued operations, net of income tax expense of $25, $54, $133 and $237, respectively	40	90	208	341
Net income (loss)	4,974	(5,513)	7,313	(7,592)
Redeemable Class B Senior Preferred stock deemed dividend	—	(363)	—	(1,836)
Income (loss) attributable to common stockholders	$4,974	$(5,876)	$7,313	$(9,428)
Weighted average common shares outstanding
Basic	25,733,833	19,813,209	25,713,688	15,718,667
Diluted	26,229,323	19,813,209	26,218,405	15,718,667

Basic income (loss) per share
Income (loss) from continuing operations	$0.19	$(0.30)	$0.27	$(0.62)
Income from discontinued operations	—	—	0.01	0.02
Net income (loss) per share	$0.19	$(0.30)	$0.28	$(0.60)

Diluted income (loss) per share
Income (loss) from continuing operations	$0.19	$(0.30)	$0.27	$(0.62)
Income from discontinued operations	—	—	0.01	0.02
Net income (loss) per share	$0.19	$(0.30)	$0.28	$(0.60)

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$8,244	$1,138
Restricted assets	956	460
Accounts receivable, net	130,624	111,285
Inventories, net	114,748	91,303
Costs in excess of billings on uncompleted contracts	10,163	7,921
Assets held for sale	—	2,363
Prepaid expenses and other current assets	11,818	9,332
Deferred income taxes	5,561	3,332
Total current assets	282,114	227,134
Property and equipment, net of accumulated depreciation	71,085	56,039
Intangible assets, net of accumulated amortization	23,099	24,789
Goodwill	7,186	7,186
Restricted assets	861	1,359
Other assets	1,878	2,033
Total assets	$386,223	$318,540
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$89,167	$64,984
Accrued expenses and other liabilities	40,693	30,528
Income taxes payable	5,704	2,989
Current portion of restructuring reserve	998	1,594
Current portion of capital lease obligation	1,676	1,240
Billings in excess of costs on uncompleted contracts	1,798	1,599
Total current liabilities	140,036	102,934
Revolving line of credit	81,816	59,072
Long-term portion of capital lease obligation	6,176	6,011
Deferred income taxes	13,695	15,496
Other long-term liabilities	7,548	7,346
Total liabilities	249,271	190,859
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 26,176,056 and 26,112,007 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	262	261
Additional paid-in capital	146,527	144,570
Retained deficit	(9,837)	(17,150)
Total stockholders' equity	136,952	127,681
Total liabilities and stockholders' equity	$386,223	$318,540

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
(in thousands)	2014	2013
Cash flows from operating activities
Net income (loss)	$7,313	$(7,592)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation expense	8,054	7,389
Amortization of intangible assets	1,690	1,672
Amortization of debt issuance costs	353	465
Deferred income taxes	(4,030)	(3,723)
Non-cash stock compensation expense	1,848	573
Impairment of assets held for sale	96	—
Gain on sale of property, equipment and real estate	(1,076)	(270)
Bad debt expense	417	1,316
Change in assets and liabilities
Accounts receivable	(19,756)	(35,401)
Inventories, net	(23,445)	(20,598)
Accounts payable	26,951	14,735
Other assets and liabilities	6,396	6,904
Net cash provided by (used in) operating activities	4,811	(34,530)
Cash flows from investing activities
Purchases of property and equipment	(20,795)	(2,574)
Proceeds from sale of property, equipment and real estate	3,493	3,070
Change in restricted assets	2	3,223
Purchase of business	—	(2,373)
Net cash (used in) provided by investing activities	(17,300)	1,346
Cash flows from financing activities
Proceeds from revolving line of credit	1,046,220	961,160
Repayments of proceeds from revolving line of credit	(1,023,476)	(973,305)
Proceeds from issuance of common stock, net of offering costs	—	55,821
Other financing activities	(3,149)	(2,657)
Net cash provided by financing activities	19,595	41,019
Net increase in cash and cash equivalents	7,106	7,835
Cash and cash equivalents
Beginning of period	1,138	2,691
End of period	$8,244	$10,526

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three Months Ended September 30, 2014		Three Months Ended September 30, 2013
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$49,163	13.9%	$46,335	14.1%	6.1%
Millwork & other interior products	64,821	18.3%	58,215	17.7%	11.3%
Lumber & lumber sheet goods	123,116	34.8%	114,147	34.8%	7.9%
Windows & other exterior products	73,626	20.8%	71,463	21.8%	3.0%
Other building products & services	43,334	12.2%	38,308	11.6%	13.1%
Total net sales	$354,060	100.0%	$328,468	100.0%	7.8%

	Nine Months Ended September 30, 2014		Nine Months Ended September 30, 2013
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$132,846	13.6%	$117,367	13.2%	13.2%
Millwork & other interior products	178,528	18.2%	161,213	18.1%	10.7%
Lumber & lumber sheet goods	343,279	35.1%	329,744	37.0%	4.1%
Windows & other exterior products	201,921	20.6%	182,062	20.4%	10.9%
Other building products & services	122,055	12.5%	101,461	11.3%	20.3%
Total net sales	$978,629	100.0%	$891,847	100.0%	9.7%

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus impairment of assets held for sale, public offering transaction-related costs, restructuring expense, discontinued operations, net of taxes, management fees, non-cash compensation expense, acquisition costs, and severance and other items related to store closures. Adjusted income (loss) from continuing operations is defined as net income as adjusted for the same items deducted from EBITDA in calculating Adjusted EBITDA, and after tax effecting those items. EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations are intended as supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We believe that EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. Our management uses EBITDA and Adjusted EBITDA to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. EBITDA and Adjusted EBITDA are used in monthly financial reports prepared for management and our board of directors. We believe that the use of EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations provide additional tools for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, our calculation of EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations are not necessarily comparable to similarly titled measures reported by other companies. Our management does not consider EBITDA, Adjusted EBITDA or Adjusted income (loss) from continuing operations in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of EBITDA, Adjusted EBITDA and Adjusted income (loss) from operations is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations do not reflect changes in, or cash requirements for, our working capital needs; (ii) EBITDA and Adjusted EBITDA do not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt; (iii) EBITDA and Adjusted EBITDA do not reflect our income tax expenses or the cash requirements to pay our taxes; (iv) EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments and (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations do not reflect any cash requirements for such replacements. In order to compensate for these limitations, management presents EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations in conjunction with GAAP results. You should review the reconciliations of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations below, and should not rely on any single financial measure to evaluate our business.

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2014	2013	2014	2013
Net income (loss)	$4,974	$(5,513)	$7,313	$(7,592)
Interest expense	712	892	2,011	3,150
Income tax expense (benefit)	2,972	1,989	4,417	1,076
Depreciation and amortization	3,298	3,032	9,744	9,058
EBITDA	$11,956	$400	$23,485	$5,692
Impairment of assets held for sale	—	—	48	—
Public offering transaction-related costs	60	9,322	508	10,008
Restructuring expense	2	31	11	130
Discontinued operations, net of taxes	(40)	(90)	(208)	(341)
Management fees (a)	37	239	126	1,205
Non-cash compensation expense	868	309	1,848	573
Acquisition costs (b)	—	—	—	257
Severance and other items related to store closures (c)	325	229	440	721
Adjusted EBITDA	$13,208	$10,440	$26,258	$18,245

The following is a reconciliation of net income (loss) to Adjusted income from continuing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2014	2013	2014	2013
Net income (loss)	$4,974	$(5,513)	$7,313	$(7,592)
Impairment of assets held for sale	—	—	48	—
Public offering transaction-related costs	60	9,322	508	10,008
Restructuring expense	2	31	11	130
Discontinued operations, net of taxes	(40)	(90)	(208)	(341)
Management fees (a)	37	239	126	1,205
Non-cash compensation expense	868	309	1,848	573
Acquisition costs (b)	—	—	—	257
Severance and other items related to store closures (c)	325	229	440	721
Tax effect of adjustments to continuing operations (d)	(457)	(297)	(895)	(1,218)
Adjusted income from continuing operations	$5,769	$4,230	$9,191	$3,743

(a)	Represents the expense for management services provided by The Gores Group, LLC (“Gores”) through August 2013 and professional services provided by an affiliate of Gores.
(b)	Represents transaction expenses related to the acquisition of Chesapeake Structural Systems, Inc., Creative Wood Products, LLC , Chestruc, LLC and Total Building Services Group, LLC.
(c)	Represents severance expense and other items related to closed locations, consisting primarily of pre-tax losses incurred during closure and post-closure activities.
(d)
The tax effect of adjustments to continuing operations was based on the respective transactions’ income tax rate, which was 37.5%, 33.2%, 36.0% and 33.3% for the three months ended September 30, 2014 and 2013 and the nine months ended September 30, 2014 and 2013, respectively. The tax effect of adjustments to continuing operations excludes approximately $0.1 million, $9.0 million, $0.5 million and $9.2 million of non-deductible public offering transaction-related costs for the three months ended September 30, 2014 and 2013 and the nine months ended September 30, 2014 and 2013, respectively.